Exhibit k.1

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of May 13, 2021 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”);

2.

Puerto Rico Residents Tax-Free Fund IV, Inc., a Puerto Rico corporation, in the process of being registered under the Investment Company Act of 1940, as amended and operating as a closed-end management investment company (“Fund”).

Fund and SS&C ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)         “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)         “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)       “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)         “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)         “Client Data” means all data of Fund (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or Management and all output and derivatives thereof, necessary to enable SS&C ALPS to perform the Services, but excluding SS&C ALPS Property.

(f)       “Confidential Information” means any nonpublic information about Fund or SS&C ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)         “Data Supplier” means a supplier of Market Data.

(h)         “Fund Associates” means Fund and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(i)       “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(j)       “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(k)         “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(l)      “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(m)      “Management” means the Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(n)      “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(o)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)      “Services” means the services listed in Schedule A.

(q)     “SS&C ALPS Associates” means SS&C ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(r)       “SS&C ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C ALPS in connection with its performance of the Services.

(s)        “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.	Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.      Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.      Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.      The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.      Subject to the terms of this Agreement, SS&C ALPS will perform the Services set forth in Schedule A for Fund with reasonable care, skill, prudence and diligence. SS&C ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a change in applicable Law, will only be binding on SS&C ALPS when they are reflected in an amendment to Schedule A.

2.2.      Fund agrees to pay SS&C ALPS fees, charges and expenses for the Services in accordance with, and in the manner set forth in, the fee letter agreed upon by the Parties (“Fee Letter”), which may be amended from time to time by mutual agreement of the Parties. The Fee Letter is incorporate by reference into this Agreement and subject to the terms of this Agreement. After the first anniversary of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in the Fee Letter.

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2.3.        SS&C ALPS represents and warrants to Fund that, relative to all individuals that SS&C ALPS may at any time assign to provide the Services, in whole or in part, including employees, contractors, agents, and those of SS&C ALPS’s subsidiaries or affiliates (“Personnel”): (i) it is responsible for supervising, directing and controlling Personnel performance; (ii) it has sufficient and legally compliant screening and background verification controls, processes and procedures in place; and, to the extent permitted by Laws, it has not and will not knowingly assign Personnel that has been indicted or convicted of fraud, theft, larceny, embezzlement, or any other financial or cybercrime, or a crime involving moral turpitude; (iii) it has verified the employment history, educational and professional credentials and applicable licenses and background checks of each of the Personnel; (iv) its Personnel will maintain an adequate code of conduct while providing the Services to Fund; and (v) its Personnel will be adequately trained and have the appropriate level of experience and qualifications for the applicable tasks assigned relative to the Services; and it will provide ongoing and necessary training sufficient to enable all Personnel to comply with Laws, including those applicable to the Services.

2.4.        In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C ALPS to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C ALPS. If SS&C ALPS delegates any Services, (i) such delegation shall not relieve SS&C ALPS of its duties and obligations hereunder, (ii) Fund shall not be responsible for the payment of fees and expenses owed to any such agents, (iii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C ALPS, and (iv) if required by applicable Law, SS&C ALPS will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

3.	Fund’s Responsibilities

3.1.      The management and control of Fund are vested exclusively in the Fund. The Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a)       Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)        Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C ALPS of any errors it is in a position to identify.

(c)       Provide, or cause to be provided, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)        Provide SS&C ALPS with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C ALPS in order to perform the Services and its duties and obligations hereunder.

3.2.      The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C ALPS as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.      Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify SS&C ALPS in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. Except as otherwise expressly set forth herein, SS&C ALPS is not responsible for monitoring compliance by Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.      In the event that Market Data is supplied to or through SS&C ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C ALPS nor any Data Supplier shall be liable to Fund or any

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other Person for any Losses with respect to Market Data, reliance by SS&C ALPS Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.        Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C ALPS, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C ALPS will not be required to enter any agreements with that Person in order for SS&C ALPS to provide the Services.

3.6.        Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C ALPS Associates in connection with the performance of the Services and SS&C ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7.        Notwithstanding anything in this Agreement to the contrary, if SS&C ALPS is in doubt as to any action it should or should not take in its provision of Services, SS&C ALPS Associates may request directions, advice or instructions from the Fund, or as applicable, its Management, custodian or other service providers.

3.8.       Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C ALPS Associates, such SS&C ALPS Associate(s) shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide SS&C ALPS with proof of current coverage, including a copy of the Policy, and shall notify SS&C ALPS immediately should the Policy be cancelled or terminated.

4.	Term

4.1.        The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each unless either SS&C ALPS or Fund provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.        SS&C ALPS or the Fund may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)        The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)        The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action that the non-breaching Party reasonably determines could cause the non-breaching Party reputational harm (where the other Party is Fund, including any Action against an investment adviser, sub-adviser, or other service provider of the Fund), or (v) where the other Party is the Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C ALPS; or

(c)       At any time without cause upon written notice not less than 90 calendar days prior to the effective date of such termination, subject, in the case of the Fund, to the payment of the amount set forth in Section 5.3.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

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5.2.      Should either Party exercise its rights to terminate, subject to the receipt by SS&C ALPS of all then-due fees, charges and expenses, including any fees remaining for the balance of the unexpired portion of the Term as noted in Section 5.3, SS&C ALPS shall continue to provide the Services up to the effective date of such termination; thereafter, SS&C ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C ALPS. In the event that Fund wishes to retain SS&C ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Fund and SS&C ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and materials will be borne by Fund.

5.3.        If the Fund elects to terminate this Agreement pursuant to Section 5.1(c) above prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to SS&C ALPS under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C ALPS for the Fund after the termination of this Agreement, all of the provisions of this Agreement except for portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.       Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement.

6.	Limitation of Liability and Indemnification

6.1.        Notwithstanding anything in this Agreement to the contrary, SS&C ALPS Associates shall not be liable to any Fund Associates for any action or inaction of any SS&C ALPS Associate except to the extent of direct Losses to have resulted from the gross negligence, willful misconduct, bad faith or fraud of SS&C ALPS in the performance of SS&C ALPS’s duties or obligations under this Agreement. Fund shall indemnify, defend and hold harmless SS&C ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to the extent that such Losses resulted from the gross negligence, willful misconduct, bad faith or fraud of SS&C ALPS Associates in the performance of SS&C ALPS’ duties or obligations under this Agreement. Except with respect to all amounts payable by Fund as part of its obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

Upon the assertion of a Claim for which Fund may be required to indemnify SS&C ALPS, SS&C ALPS shall notify Fund of such assertion, and shall keep Fund advised with respect to all material developments concerning such Claim. Fund shall have the option to participate with SS&C ALPS in the defense of such Claim and SS&C ALPS shall reasonably allow such participation. SS&C ALPS shall in no case confess, compromise or settle the Claim in any case in which Fund may be required to indemnify it except with the prior written consent of Fund, which consent shall not be unreasonably delayed, withheld or conditioned. Any expenses (including reasonable legal fees of counsel selected by SS&C ALPS and approved by Fund (which approval shall not be unreasonably delayed, withheld or conditioned) and commercially reasonable costs) incurred by SS&C ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by SS&C ALPS to repay such amount if it shall be determined that an SS&C ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C ALPS Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting from the willful misconduct or fraud of SS&C ALPS’ duties or obligations under this Agreement, shall not exceed the fees paid by Fund to SS&C ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

6.2        Notwithstanding anything in this Agreement to the contrary, with the exception of Market Data, SS&C ALPS shall indemnify, defend, and hold harmless Fund Associates from and against Losses (including reasonable legal fees and costs to enforce this provision) that Fund Associates suffer, incur, or pay as a result of any third party Claim that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to extent such infringement is a result of or arises out of: (i) improper use of the Services or any SS&C ALPS Property by Fund Associates, (ii) modifications to the Services or SS&C ALPS Property made by Fund Associates not previously authorized in writing by SS&C ALPS, (iii) Fund Associates not complying with instructions or designs required by

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SS&C ALPS, (iv) use of the Services or SS&C ALPS Property by Fund Associates or its Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C ALPS Property by Fund Associates or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, SS&C ALPS. SS&C ALPS may discharge its indemnity obligation by, at its sole option and expense, (a) procuring any right to allow Fund to continue to receive the infringing part of the Services or modifying, (b) amending or replacing the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminating the infringing part of the Services, provided that SS&C ALPS shall in such case refund any fees paid in advance with respect thereto.

7.	Representations and Warranties

7.1.        Each Party represents and warrants to each other Party that:

(a)        It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)        Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)        It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)         The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity or consideration of public policy.

7.2.      Fund represents and warrants to SS&C ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Puerto Rico and it will be registered with the SEC as a closed-end management investment company upon the requirement that the Fund register under the 1940 Act coming into effect; (iii) it is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement; (iv) the Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C ALPS of (1) any material Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.      SS&C ALPS represents and warrants to Fund that it has implemented and maintains commercially reasonable business continuity policies and procedures with respect to Services, will provide Fund with a summary of its business continuity policies, and will test its business continuity procedures at least annually.

8.	Client Data

8.1.        Fund (i) will provide or ensure that other Persons provide all Client Data to SS&C ALPS in an electronic format that is acceptable to SS&C ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to share such Client Data. As between SS&C ALPS and Fund, all Client Data shall remain the property of the Fund to which such Client Data relate. Client Data shall not be used or disclosed by SS&C ALPS other than in connection with providing the Services and as permitted under Section 11.2. SS&C ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.      SS&C ALPS shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

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8.3.      Upon at least 30 days’ written notice from Fund to SS&C ALPS, through its staff or agents (other than any Person that is a competitor of SS&C ALPS), and Government Authorities with jurisdiction over the Fund (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C ALPS to provide the Services and meet SS&C ALPS’s confidentiality and information security obligations under this Agreement (a “Review”). Fund shall accommodate SS&C ALPS requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:

(a)        Ensure that the Review is conducted in a manner that does not disrupt SS&C ALPS’ business operations;

(b)        Pay SS&C ALPS costs, including staff time at standard rates;

(c)        Comply, and ensure that Reviewers comply, with SS&C ALPS’ policies and procedures relating to physical, computer and network security, business continuity, safety and security;

(d)        Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Fund shall provide to SS&C ALPS upon request; and

(e)        Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

8.4.        SS&C ALPS shall deliver to Fund on an annual basis and subject to customary disclaimers and indemnities required by the audit firms that prepare such reports a copy of a report prepared under Statement on SSAE No. 18 Service Organization Controls (SOC 1) Type II, as applicable to SS&C ALPS’ application server(s), database server(s) and related systems and equipment upon which Fund Confidential Information, Client Data, and/or Personal Data is maintained.

8.5.        All records maintained and preserved by SSC&C ALPS pursuant to this Agreement, which the Fund is required to maintain and preserve in accordance with applicable law shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.

9.	Data Protection

9.1.        From time to time and in connection with the Services SS&C ALPS may obtain access to certain personal information from Fund (“Personal Data”). Personal Data relating to Fund and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C ALPS. Fund consents to the transmission and processing of such data within the United States in accordance with applicable Law.

9.2.        SS&C ALPS will notify the Fund without undue delay after becoming aware of a confirmed breach of Personal Data and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individual impacted, as required by applicable Law. SS&C ALPS will not disclose or use Personal Data obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out SS&C ALPS’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

10.	SS&C ALPS Property

10.1.      SS&C ALPS Property is and shall remain the property of SS&C ALPS or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C ALPS Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C ALPS to receive the same, any information concerning the SS&C ALPS Property and shall use reasonable efforts to prevent any such disclosure.

10.2.      SS&C ALPS represents and warrants that it owns all right, title and interest in and to any and all SS&C ALPS Property used to provide the Services or provided to Fund as part of the Services, or otherwise has the right to sell, rent, lease or license the same, including all copyrights, patent, trademark, trade secret and other proprietary rights therein or thereto.

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11.	Confidentiality

11.1.      Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11. Each Party agrees to have appropriate policies and procedures and employ reasonable controls (but in any event at least to the same degree of care and controls that such Party uses to protect its own Confidential Information of similar importance) to protect the disclosing Party’s Confidential Information against any anticipated threats or hazards or unauthorized access to or use thereof.

11.2.      Each Party may disclose the other Party’s Confidential Information:

(a)

In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)

In the case of SS&C ALPS, to Fund and each SS&C ALPS Associate, Fund Representative, investor, Fund or Management, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C ALPS’s duties under or enforcing this Agreement. SS&C ALPS shall ensure compliance by SS&C ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)

As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.      Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.      Each of SS&C ALPS’s ultimate parent company and Fund is subject to U.S. federal and state securities Law and each may make disclosures as it deems necessary to comply with such Law. SS&C ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C ALPS in connection with the Services.

11.5.      Upon the prior written consent of the Management or Fund, SS&C ALPS shall have the right to identify Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C ALPS. Upon the prior written consent of SS&C ALPS, Fund or Management shall have the right to identify SS&C ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C ALPS from using any Fund or Management data (including Client Data) in tracking and reporting on SS&C ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C ALPS is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.      Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to SS&C ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1000
Denver, CO 80203
Attention: General Counsel
E-mail: notices@sscinc.com

If to Fund:

Puerto Rico Residents Tax-Free Fund IV, Inc.
Popular Center North Building, Second Level (Fine Arts)
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Attention: Co-President
E-mail: javier.rubio@popular.com

13.	Miscellaneous

13.1.    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C ALPS Associate has authority to bind SS&C ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.      Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C ALPS, which consent shall not be unreasonably denied, delayed or conditioned. SS&C ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C ALPS; (ii) to an Affiliate; or (iii) in connection with an assignment or other transfer of a material part of SS&C ALPS’ business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C ALPS assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund’s consent, Fund may terminate this Agreement by written notice to SS&C ALPS within 90 days of receiving notice of such assignment or transfer, subject to SS&C ALPS’ right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3.      Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4.      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.     Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C ALPS Associates related to the Services and the subject matter of this Agreement, and no SS&C ALPS Associate shall have any liability to any Fund Associates for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory with respect to the Services and the subject matter of this Agreement.

13.6.     Force Majeure. SS&C ALPS will not be responsible for any Losses of property in SS&C ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event and shall follow its business

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continuity plan pursuant to such representation and warranty as described in section 7.3 herein. SS&C ALPS shall use commercially reasonable efforts to minimize the effects of any such event, including maintaining procedures for the safekeeping and security of information related to the other Party.

13.7.       Non-Exclusivity.  The duties and obligations of SS&C ALPS hereunder shall not preclude SS&C ALPS from providing services of a comparable or different nature to any other Person. Fund understands that SS&C ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.       No Partnership.  Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.      No Solicitation.  During the term of this Agreement and for a period of 12 months thereafter, neither Party will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of the other Party or its Affiliates who has been materially involved in the provisions, or receipt or consumption, of the Services, without the consent of the other Party; provided, however, that the foregoing shall not prevent any Party from soliciting employees through general advertising not targeted specifically at any or all of the employees of the other Party. If Fund employs or engages any SS&C ALPS Associate who has been materially involved in the provision of Services during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any reasonable and documented fees and expenses (including recruiters’ fees) incurred by SS&C ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C ALPS.

13.10.      No Warranties.   Except as expressly listed herein, SS&C ALPS makes no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.      Severance.   If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.      Testimony.  If SS&C ALPS is required by a third party subpoena or otherwise legally required, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund, Fund shall reimburse SS&C ALPS for all costs and expenses, including the time of its professional staff at SS&C ALPS’s standard rates and the cost of legal representation, that SS&C ALPS reasonably incurs in connection therewith; provided, however, that Fund shall have no obligation to reimburse SS&C ALPS for such costs and expenses if such Claim resulted solely from the gross negligence, willful misconduct, bad faith or fraud of SS&C ALPS in the performance of SS&C ALPS’s duties or obligations under this Agreement.

13.13.     Third Party Beneficiaries.  This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C ALPS Associates, Fund Associates and Data Suppliers.

13.14.      Waiver.  No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		PUERTO RICO RESIDENTS TAX-FREE FUND IV, INC.

By:	/s/ Rahul Kanwar	By:	/s/ Javier Rubio

Name:	Rahul Kanwar	Name:	Javier Rubio

Title:	Authorized Representative	Title:	Co-President

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Fund acknowledges that SS&C ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)

Fund, Management and other Persons that are not employees or agents of SS&C ALPS whose cooperation is reasonably required for the SS&C ALPS to provide the Services providing cooperation, information and, as applicable, instructions to SS&C ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C ALPS Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)

SS&C ALPS’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C ALPS Web Portal and other application User information.

B.	SS&C ALPS Fund Administration, Fund Accounting, Legal Administration and Compliance Administration Services

The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

●	Prepare annual and semi-annual financial statements

○	Utilizing templates for standard layout and printing

●	Prepare Forms N-CEN, N-CSR and 24F-2

●	File Forms N-CEN and 24F-2 with the SEC

●	Host annual audits

●	Prepare required reports for quarterly Board meetings

●	Monitor expense ratios

●	Maintain budget vs. actual expenses

●	Manage fund invoice approval and bill payment process

●	Assist with placement of Fidelity Bond and E&O insurance

Fund Accounting

●

Calculate monthly NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

●	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

●	Reconcile cash & investment balances with the custodian

●	Provide data and reports to support preparation of financial statements and filings

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●	Prepare required Fund Accounting records in accordance with the 1940 Act

●	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

●	Participate, when requested, in Fair Value Committee meetings as a non-voting member

●	Calculate monthly SEC standardized total return performance figures

●	Coordinate reporting to outside agencies including Morningstar, etc.

●	Prepare and file Form N-PORT

Legal Administration

●	Coordinate annual update to prospectus and statement of additional information

●	Coordinate standard layout and printing of prospectus

●	Files Forms N-CSR and N-PX

●	Coordinate EDGARization and filing of SEC documents

●	Compile and distribute board materials (electronically) for quarterly board meetings

●	Attend quarterly board meetings telephonically and prepare initial draft of meeting minutes

Compliance Administration

●	Perform daily prospectus & SAI, SEC investment restriction monitoring

●	Provide warning/Alert notification with supporting documentation

●	Provide quarterly compliance testing certification to Board of Trustees

SS&C ALPS Client Portal

●	Document Management/Sharing

●	Initiate requests or provide feedback

●	Retrieval of current and up to 15 months of historical reports

●	Access to daily fund accounting data and static reports

●	Portfolio compliance alerting with drill-down capability

●	Portfolio data warehouse with reporting engine

●	Investor data warehouse with ad hoc query builder

●	Investor document image retrieval (i.e. correspondence, applications, checks)

●	Trustee access that facilitates access to board materials and other relevant documents

Notes and Terms to SS&C ALPS Services

1.

SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

2.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund or its Management, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and Management. ALPS will report violations, if

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any, to Management and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.

SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or its Management of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of the Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.

The Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by such parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, the Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

5.

SS&C ALPS shall utilize one or more pricing services, as directed by the Fund. The Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	SS&C ALPS CCO Services and Terms

1.	Within this Section C, the following definitions will apply:

(i)

“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)

“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.

All Services described in this Section C (the “CCO Services”) are optional and only apply upon the request of Fund that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 30 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Directors of the Fund may terminate the provision of CCO Services on 30 days written notice to SS&C ALPS. All CCO Services fees

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described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as the Fund’s Chief Compliance Officer.

3.

SS&C ALPS shall designate, subject to the approval of the Fund’s Board of Directors, one of its own employees (and any change in such designated employee shall be subject to the approval of the Fund’s Board of Directors) to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)

Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)

Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Directors and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)

Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)

The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Governing Documents and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.

In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.

The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.

The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

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d.

The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(iv)

Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year, including, at the request of Fund, one in person.

(b)

The CCO shall make regular reports to the Board of Directors of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Directors of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Directors of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)

This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Directors of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Directors at least quarterly.

(vi)

Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

(vii)

Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.

The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.

For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket

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disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.

6.

Fund shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Fund shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide SS&C ALPS and the CCO with such books and records regarding the Fund as SS&C ALPS and the CCO may reasonably request.

D.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C ALPS:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax or legal advisor and does not provide any tax or legal advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If SS&C ALPS allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C ALPS and/or (ii) issue instructions to SS&C ALPS via web portals or other similar electronic mechanisms hosted or maintained by SS&C ALPS or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C ALPS has confirmed receipt and execution of such change.

(ii)

SS&C ALPS grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with SS&C ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create

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derivative works based on the web portal. Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C ALPS reserves all rights in SS&C ALPS systems and in the software that are not expressly granted to Fund hereunder.

(v)	SS&C ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C ALPS will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C ALPS are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C ALPS.

4.

SS&C ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C ALPS may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C ALPS’s reasonable discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C ALPS’s Web Portal.

E.	Report Modernization Terms and Conditions

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Preparation and Filing of Form N-PORT and Form N-CEN

1.

In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

2.

The Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.

No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

4.

Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s),

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Fund or any other Person on such Market Data. Further, the Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties resulting from the use of Market Data by Fund in contravention of this Agreement.

5.

Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6.

THE FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

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